EXHIBIT 99.1
Regency Energy Partners Announces Public Offering of Common Units
Dallas, July 23, 2007 – Regency Energy Partners LP (Nasdaq: RGNC) (“Regency” or the “Partnership”) announced today the commencement of an underwritten public offering of 10 million common units, pursuant to an effective shelf-registration statement on Form S-3 (File No. 333- 141809). In connection with the offering, Regency has granted the underwriters the option to purchase up to 1.5 million additional common units.
The Partnership intends to use the net proceeds from the offering to redeem $192.5 million in principal amount, or 35 percent, of its $550 million 8 3/8 percent senior notes due 2013; to repay in full the remaining term loan outstanding under its credit facility; and to repay a portion of its revolving credit indebtedness outstanding under Regency’s credit facility.
UBS Investment Bank, Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated, are joint bookrunning managers for the offering. The co-managing underwriters participating in the offering are A.G. Edwards & Sons Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC.
A copy of a preliminary prospectus supplement and related base prospectus, meeting the requirements of Section 10 of the Securities Act of 1933, as amended, can be obtained from UBS Securities LLC Prospectus Department at 299 Park Avenue, New York, N.Y., 10171 (telephone: 212-821-3000); Goldman, Sachs & Co. Prospectus Department, 85 Broad Street, New York, N.Y., 10004 (fax: 212-902-9316, email: prospectus-ny@ny.email.gs.com); and Morgan Stanley at 180 Varick Street, 2nd Floor, New York, N.Y., 10014 (email: prospectus@morganstanley.com).
This press release shall not constitute an offer to sell or the solicitation of an offer to buy the units described herein, nor shall there be any sale of these units in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended.
Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering, processing, marketing and transporting of natural gas and natural gas liquids. Regency’s general partner is majority-owned by an affiliate of GE Energy Financial Services, a unit of GE (NYSE: GE).
Forward Looking Statements

This press release may include “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements.
CONTACT:
Investor Relations:
Shannon Ming
Director, Investor Relations
Regency Energy Partners LP
214-239-0093
Shannon.ming@regencygas.com
Media Relations:
Elizabeth Browne
Michael & Partners
972-716-0500 x26
ebrowne@michaelpartners.com